Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of SkyTerra Communications, Inc.:

     We consent to incorporation by reference in the registration statements Nos. 33-37036, 33-37037, 33-85634, 33-85636, 33-89122, 33-89124, 333-76957 and
333-49290 on Form S-8 of our reports dated March 29, 2004 with respect to the consolidated balance sheets of SkyTerra Communications, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of SkyTerra Communications, Inc.



/s/ KPMG LLP


New York, New York
March 29, 2004